UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 1, 2006

VALLEY FINANCIAL CORPORATION

VIRGINIA	000-28342	54-1702380
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

36 Church Avenue, S.W.

Roanoke, Virginia 24011

(Address of principal executive offices)

(540) 342-2265

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On January 26, 2006, the Board of Directors of Valley Financial Corporation (the”Company”) approved the new compensation schedule for Non-Employee Directors (who are not employed by the Bank or any of its subsidiaries or affiliates) for 2006. Per meeting fees are set at $800 for each meeting of the full Bank Board a Non-Employee Director attends. Additionally, per meeting fees were set at $400 for each committee meeting a Non-Employee Director attends, with the exception of Audit Committee. Audit Committee members will be paid $450 per audit committee meeting attended. However, the chair of the Audit Committee will be paid $550 per audit committee attended. Additionally, for any committee meeting held on the same day as a full Bank Board meeting, the fees are 50% of the regular fee. Directors are entitled to these fees based on their attendance at relevant Board and Committee meetings and the fee schedule may be changed at any time by the Board of Directors.

The 2006 salaries and 2005 cash bonuses as approved by the Board of Directors to be paid to the Company’s named executive officers are as follows:

Executive Officer	Title	2006 Salary	2005 Cash Bonus
Ellis L. Gutshall	CEO	$268,000	$130,000
J. Randy Woodson	COO	$175,000	$55,000
John M. McCaleb	CLO	$121,000	$23,028

Salary increases and bonuses, as determined by the Human Resources Committee, are discretionary; however the Human Resources Committee reviews compensation paid by some of the Company’s peers, as well as the overall financial performance of the Company and the individual performance of its executive officers in making compensation determinations. Mr. Gutshall and Mr. Woodson have employment agreements with the Company which are referenced in Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 31, 2005. The 2006 salary and the 2005 cash bonus are paid to them pursuant to these agreements. Mr. McCaleb does not have an employment agreement with the Company.

The Company’s common stock is traded over the counter under the symbol VYFC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FINANCIAL CORPORATION

Date: February 1, 2006	/s/ Kimberly B. Snyder
Kimberly B. Snyder, Senior Vice President and Chief Financial Officer